CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statem ent on Form N-1A of our report dated May 21, 2004, relating to the financial statements and financial highlights which appear in the March 31, 2004 Annual Report to Shareholders of Cortland Trust, Inc. which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York
July 27, 2004